EXHIBIT 99.1

December 7, 2012

To our shareholders:

Two years ago, the board of directors of Winland Electronics asked you to approve the sale of our Electronics Manufacturing Service (EMS) business to Nortech Systems, Inc. (Nortech).  You did and it was a sound decision.

The sale of our EMS business was an asset sale only, and while our EMS business represented the bulk of our revenue and production capacity demands at that time, we nevertheless retained ownership of our proprietary environmental monitoring business, along with our headquarters and manufacturing building, in Mankato, MN, with a lease to Nortech.

Our EMS sale, which included several other financial commitments to Nortech, allowed us to reach a fair and equitable arrangement for both parties, and to act in the best interests of our shareholders.  The transaction generated approximately $2.9 million in cash to us in 2011.  We were able to use $448,000 of that sum to pay off the mortgage on our building, $358,000 for severance payments to our prior CEO and CFO, investing $297,000 in continued product development, $140,000 on our recent business strategy project with the balance used in operations.  As of September 30, 2012, we still had $354,000 remaining in cash and cash equivalents.

Earlier this year, we completed the final contractual obligations that were a component of our EMS agreement with Nortech; this afforded our board of directors more freedom to evaluate the assets that remained with us.  As stated in public filings we had placed our building for sale earlier this year. To this end, we were pleased to announce this week that on November 27, 2012 we signed a  purchase agreement to sell our building to Nortech, contingent upon customary closing conditions, including environmental studies, appraisal and financing approval.   This is a significant development, which will provide much needed cash to strengthen our balance sheet and to provide the ongoing financial resources to grow our business.  We are hopeful that the sale of such building to Nortech will be consummated within the next 30 days.  After the closing of the sale, Winland will lease a small portion of the building from Nortech.

As for our proprietary environmental monitoring business, we recognized that we had a great deal of work and investment to do in order to maximize its value.  Today we believe that our product line, which measure critical conditions in a variety of environments, have experienced success and market acceptance in the healthcare and medical industry, grocery and food service, commercial and industrial, and agriculture and residential markets with limited resources.

Therefore during the past few months, we did extensive work to investigate, analyze and obtain feedback related to our products, competitors, sales channels and business strategy to assess our ability to materially grow this product line.  The project results validated our current product and brand successes within the security industry.  Additionally, we have identified significant opportunities in various vertical markets to help further our success.  This will include the traditional Winland branded products along with developing and delivering a cutting edge monitoring system utilizing Software as a Service (SaaS).  We are very bullish on our future strategy, but we also realize that we have a significant amount of additional work and investment to make to fully capitalize on the opportunity before us.  Given the aforementioned wins, we believe we have the basis to build out this business.

Finally, on Monday December 3, we announced the appointment of David Gagne as our new Chief Executive Officer and Director to lead our efforts.  David led the independent project team over the past few months, and has agreed to join Winland to further develop and execute its strategy.  David brings over 20 years of experience in the mobile communications and software industry, most recently as chief operating officer of Xata Corporation.  I am tremendously excited about what David brings to our company both as a Chief Executive Officer and a Director.

I believe that Winland Electronics has a bright future ahead of it, and the developments I have described today will play a significant role in allowing us to realize the full potential of our business.  I would like to thank our shareholders, employees, suppliers and customers for their continued support and trust.

Sincerely yours,

/s/ Thomas J. Goodmanson
Thomas J. Goodmanson
Chairman of the Board